UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

TXU Corp.

(Name of Registrant as Specified In Its Charter)

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Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. (the “Company”) with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (the “Merger”), the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Corporate Secretary, TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.
TXU Live and Online
In all of the articles discussing the TXU buyout, there is no mention of the nuclear business. How will this affect Comanche Peak and the plans to build new nuclear?
Comanche Peak will continue business as usual. As for the plans to build new nuclear generation, we currently plan to continue development of an application to file for combined licenses for at least one site (up to 3,400 MW of new capacity) at the existing Comanche Peak nuclear generation facility. In fact, we’ve recently informed the NRC of our selection of Mitsubishi Heavy Industries’ technology for potential new reactors. We currently plan to file an application with the NRC by the end of 2008.
Is there any anticipation of any kind of early retirement package?

Not at this time.
How will the Retiree’s stock options be handled? Will they just be paid out in cash?
TXU does not issue stock options. Therefore, there should be no Retiree’s who will have stock options that are outstanding at the time of the transaction closing. While there may be Retirees that have balances in Common Stock Fund in the TXU Thrift Plan, those are not options. Assuming the transaction closes, at the time of its close, the shares of TXU common stock that are held in TXU Thrift Plan participants’ accounts (including retirees who have not taken a distribution from the Thrift Plan) will be cashed out in the merger at the transaction price, and participants’ Thrift Plan account will reflect the proceeds received in the merger. Participants (as well as retirees) will then have the option of reallocating the cash then held in the TXU Common Stock Fund among other investment options available under the Thrift Plan.
As a relatively new employee to TXU and not being vested in my retirement plan until later this year, will these new developments affect my retirement account in a negative manner?
No. There will not be any changes in the vesting schedule for the TXU Retirement Plan resulting from the pending transaction. Subject to certain funding exceptions, any benefits either earned or vested under the Retirement Plan cannot be modified by the Company. This would apply in the case of a new owner as well.
As a TXU shareholder, I will receive $69.25 per share regardless of the “actual” stock value at the time the acquisition transaction closes—second half of 2007?
The transaction has not closed as of yet. If the transaction closes, this will represent a premium of 20 percent to the undisturbed closing price of TXU shares on February 22, 2007, the last trading day before public rumors of the transaction, and a 25 percent premium to the average closing share price over the 20 days ending on February 22, 2007.
After learning about the acquisition, Fitch ratings downgraded TXU’s credit and Moody’s Investor Service and Standard and Poor want to do the same. Why is that? If TXU is going to be reporting a $2.5 B earning forecast for 2006, how does this make us a credit risk?
The proposed actions by the rating agencies reflect the expected addition of debt by the investor group to fund the acquisition of TXU. S&P stated that its recent downgrade of TXU’s ratings reflects their opinion that even if the merger agreement is not completed, the company would increase its debt levels, including adding secured debt, which could disadvantage existing debt holders.
While the proposed sale is a potential boon for TXU as a company, what will the rank and file employees have to look forward to in their future? Of course, I am referring to job security, benefits, and 401(k) and retirement pensions.
We believe this is a very exciting development for employees. Our new partners have a history of working with management teams to build great companies. In the short term, we do not expect this pending transaction will have much impact on employee’s day-to-day jobs. In fact, the pending transaction will take several months to close and we do not expect broad-based changes in the benefits offered to employees until that time. Following the close, we expect TXU’s current wages and benefits programs to remain in place through 2008, other than changes that may be necessitated by competitive market-driven factors or collective bargaining agreements. Over the long term, we believe the transformation will create exciting opportunities for employees. Our goal is nothing short of making Texas the most innovative, environmentally-responsible, state-of-the-art electric market in the nation.
Any thoughts on what appeared to be insider options trading prior to the Friday announcement?
TXU took a number of steps to prevent the premature disclosure of information regarding the transaction with TPG and KKR. We do not have any reason to believe those measures were not effective in preventing any “leaks”. TXU has a policy of supporting any governmental investigation, and is already working with the SEC in its investigation of trading in TXU securities prior to the announcement of the proposed buy-out.
How will this merger affect our traditional retirement plan? Will the retirement benefits change? And, how will our current benefits be impacted?
As has been stated elsewhere, there are no plans to change employee benefit or compensation plans at this time, and under the terms of the transaction agreement, benefits and compensation will be no less favorable in the aggregate through 2008.
Subject to certain funding exceptions, any benefits earned or vested under the TXU Retirement Plan cannot be modified by the company to reduce or eliminate a participant’s benefit under the Retirement Plan. This would apply in the case of a new owner as well. However, TXU reserves the right, as would new owners, to amend modify or terminate the plan at any time as it relates to future unearned benefits.
As part of the LBO announcement, TXU announced that there will be an immediate 6% price reduction for residential customers and an additional 4% reduction upon completion of the merger. Was this done in an effort to retain customers who may have less confidence in a private company? If so, wouldn’t a marketing campaign have been more cost-effective? Or was it done to appease stakeholders who argue that electricity prices are too high?
TXU Energy’s strategy has always been to remain competitive in the market. In October 2006 TXU Energy announced the $100 appreciation bonus to North Texas customers to retain its customers. Beginning in November, TXU Energy launched a full marketing campaign to promote our lower pricing plans and to encourage customers to switch to a lower pricing plan. TXU Energy lowered its South Texas prices on Feb. 16, before the announcement of the merger agreement and was planning to lower its prices in North Texas as well.
Can employees use cash payments from the stock payout to pay off existing 401k loans?
No. The cash out will result in the re-valuation of your Thrift Plan account balance. Participants will have the option of reallocating the cash then held in the TXU Common

Stock Fund among other Thrift Plan investment options. The exact process has yet to be determined but will be communicated when finalized.
I would like to know what effect this sale will have on retirees who still have their insurance with the company. And will the buyers pay the taxes on the sale of these same retirees stock?
There are currently no plans to change the medical benefits offered to retirees at this time. As has been the case previously, the Company continues to reserve the right to amend, modify and or terminate the plans at any time. This condition does not change in the event of a new owner.
In regard to individually-held TXU common stock, any tax obligation from the sale of stock is the obligation of the seller, not the buyer, so the retiree would be expected to pay the taxes on such stock. Income from the sale of any TXU common stock held in the Thrift Plan accounts is tax-deferred in the same manner as would be contributions to and earning on your Thrift Plan account.
Did TXU make future power agreements based on having the new units on line by 2010? If so, how will we cover those agreements?
Any agreements based on bringing new units online are structured on a contingent basis, which means they would take effect if and when the units are completed and operational. We have a vast portfolio of power sales agreements with various durations and “firmness.” We will continue to use a series of power sales agreements to manage our existing generation portfolio as well as the three new units (Sandow 5, Oak Grove 1 and 2).
Mr. Wilder has said “We want to take this show on the road”. This statement was in connection with the announcement that by the end of this year we would announce 5 to 8 gigawatts of new coal-fired electricity outside Texas. How does the buyout affect this? Also, in the same article, Mr. Wilder stated that he expects to sell some of the existing natural gas power plants. How does this buyout affect the selling of the gas plants?
As part of the new plan, TXU and the investor group have agreed to suspend all development efforts outside of Texas on coal plants utilizing current pulverized coal technology. Future developments regarding the gas plants are under review by both by the current TXU team and the new potential owners. We have many options going forward and expect that a definitive path will be finalized following completion of the merger transaction.
Will projects that are still in the process of being staffed with TXU employees such as the POC still go ahead as scheduled or will that be reconsidered as well?
The new owners will rely on TXU Power to manage the business to meet or exceed its operating plan. As with our current competitive industrial mindset, projects (such as the Power Optimization Center) and staffing levels will be justified by their impact on safety or environmental performance, return on investment, and/or value contribution.

It seems that KKR and Texas Pacific are placing a greater emphasis on environmental issues at TXU. Will this create more opportunities for TXU Renew specifically or across all business units? And will TXU Renew roll under Luminant Energy or TXU Energy?
TXU Renew will become part of Luminant Energy. We continue to invest in wind projects and are looking at some exciting new zero emissions technologies that use renewable or waste products as fuel. As we consider the development of new supply side solutions, with the help of the new Sustainable Energy Advisory Board, we expect to place a greater emphasis on renewable solutions.